INVESTOR RELATIONS: Quicksilver Resources Inc. Diane Weaver (817) 665-4834	MEDIA RELATIONS: Ward Creative Communications, Inc. Deborah Ward Buks or Shelley Eastland (713) 869-0707

FOR RELEASE AFTER MARKET CLOSE

May 2, 2006

Quicksilver Resources Reports First Quarter 2006 Financial Results

Net Income Increases 156% Over the Prior-year Period

FORT WORTH (May 2, 2006) -- Quicksilver Resources Inc. (NYSE: KWK) today reported net income for first quarter of 2006 of $27.5 million on revenues of $99.7 million, or $0.34 per diluted share. Net income increased 156 percent in comparison to the company's first quarter of 2005 net income of $10.8 million on revenues of $55.2 million, or $0.14 per diluted share. Net cash from operating activities for the first quarter of 2006 was $63.3 million, which represents a 186 percent increase in comparison to $22.2 million for the first quarter of 2005.

Production

Total average production rose to 154 million cubic feet equivalent per day (MMcfe/d), a 15 percent increase over the prior-year period of 134 MMcfe/d. Quicksilver Resources has now recorded 12 consecutive quarters of production growth.

President and CEO, Glenn Darden, commented, "The growth of Quicksilver's production over the last three years has come entirely from the extensive inventory of projects our team has developed. This growth rate should accelerate as we increase the number of drilling rigs in our Barnett play and should be reflected in all our financial measures."

Natural gas production for the first quarter of 2006 was 12.5 billion cubic feet (Bcf), or an average of 139 million cubic feet per day (MMcf/d), as compared to production of 11.1 Bcf, or an average of 123 MMcf/d, for the same period in 2005. The price realized for the company's natural gas production in the first quarter of 2006, after adjusting for the effects of hedging, averaged $6.95 per thousand cubic feet (Mcf). This represents an increase of 61 percent over the prior-year period amount of $4.32. Natural gas, including natural gas liquids (NGL), comprised 94 percent of the company's total production in the first quarter of 2006.

Oil and condensate production for the first quarter of 2006 was 143,000 barrels, or 1,590 barrels per day, as compared to 128,000 barrels of production in the first quarter of 2005. Oil and condensate prices realized for the first quarter of 2006 averaged $58.64 per barrel compared to $46.05 per barrel for the prior year first quarter.

Natural gas liquids production for the first quarter of 2006 was 85,000 barrels compared to 32,000 barrels in the first quarter of 2005, which is an increase of 164 percent over the prior-year first quarter. The company realized an average $39.91 per barrel for natural gas liquids in the first quarter of 2006, compared to the average of $32.93 per barrel realized in the first quarter of 2005.

Operations Update

In the Barnett Shale project in the Fort Worth Basin, current net production is approximately 35 MMcfe/d with 48 wells completed and tied into sales. The company has drilled a total of 71 gross operated wells since inception of the project in 2004 and has drilled 26 gross operated wells for the current year 2006. The company currently has six rigs drilling in the Barnett Shale play, and four more rigs have been contracted to begin drilling before the fourth quarter. The company's natural gas cryogenic plant is currently processing gas, and the company expects to see an increase in its natural gas liquids production in the second quarter of 2006. The plant processes Quicksilver's Barnett gas volumes along with royalty and third-party gas on a fee basis.

In Alberta, Canada, the company has drilled 120 gross (64 net) wells year to date and has tied 98 gross wells (54 net) into sales. Current production is approximately 50 MMcf/d. Spring break-up has halted the movement of heavy equipment in the field, suspending drilling, completions and the installation of pipelines. The company expects to resume drilling in Canada with four rigs once break-up ends, which is anticipated to occur in late May with a target of 270 net wells for the year.

In Michigan, the Antrim shale horizontal re-entry program is continuing to post good results. Production increases from the first 16 wells average 120 Mcf per day per well. An additional 16 wells are planned for the remainder of the year.

Earnings per Share Calculation

The diluted net income per common share is calculated assuming conversion of the entire $150 million principal amount of our outstanding convertible debentures. For purposes of this calculation, net income is increased by $731,000 of interest expense less an income tax benefit of $256,000 and then divided by the diluted weighted average shares outstanding.

Conference Call

The company's conference call to discuss operational and financial results for the first quarter 2006 is scheduled for Wednesday, May 3, 2006 at 10:00 a.m. central time.

Quicksilver invites interested persons to participate in the first quarter call by dialing (877) 313-7932, ID number 4075885 prior to 9:55 a.m. A digital replay of the conference call will be available at 1:00 p.m. central time the same day, and will remain available for one week. The replay can be dialed at (800) 642-1687 and reference should be made to the conference ID number 4075885. The call will also be broadcast live via Internet webcast on the company's website, www.qrinc.com, linking through the "Investor Relations" page and the "Presentations & Conference Calls" link located in the "More Information" box.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and acquisition of long-lived natural gas and crude oil properties. The company, widely recognized as a leader in the development and production of unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas, is listed on the New York Stock Exchange (KWK). It has offices in Fort Worth, Texas; Granbury, Texas; Gaylord, Michigan; Corydon, Indiana; Cut Bank, Montana; and Calgary, Alberta, Canada. For more information about Quicksilver Resources, visit www.qrinc.com.

The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources' management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver Resources' financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; effects of hedging natural gas and crude oil prices; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as other factors disclosed in Quicksilver Resources' filings with the Securities and Exchange Commission.

QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	For the Three Months Ended March 31,
	2006	2005
Production:
Natural gas (MMcf)	12,512	11,070
Oil and Condensate (MBbls)	143	128
NGL (MBbls)	85	32
Total (MMcfe)	13,878	12,033

United States (MMcfe)	9,553	8,516
Canada (MMcfe)	4,325	3,517
Total (MMcfe)	13,878	12,033

Average Daily Production:
Natural gas (Mcf)	139,025	122,996
Oil and Condensate (Bbl)	1,590	1,427
NGL (Bbl)	939	356
Total (Mcfe)	154,202	133,697

Average Sales Price Per Unit (excluding effects of hedging):
Natural gas (per Mcf)	$ 7.13	$ 5.17
Oil and Condensate (per Bbl)	$ 59.08	$ 47.38
NGL (per Bbl)	$ 39.91	$ 32.93
Total (per Mcfe)	$ 7.28	$ 5.35

Average Sales Price Per Unit (including effects of hedging):
Natural gas (per Mcf)	$ 6.95	$ 4.32
Oil and Condensate (per Bbl)	$ 58.64	$ 46.05
NGL (per Bbl)	$ 39.91	$ 32.93
Total (per Mcfe)	$ 7.11	$ 4.56

Expense per Mcfe:
United States oil and gas operations cost	$ 1.70	$ 1.59
Canada oil and gas operations cost	1.20	0.99
Total oil and gas operations cost	$ 1.54	$ 1.41

Production and ad valorem taxes	$ 0.30	$ 0.22
General and administrative expenses	$ 0.45	$ 0.26
Depletion, depreciation and accretion	$ 1.27	$ 1.03

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except for share data -- Unaudited

	March 31,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$ 125,757	$ 14,318
Accounts receivable	67,653	76,121
Current deferred income taxes	1,392	14,614
Other current assets	17,820	8,531
Total current assets	212,622	113,584

Investments in and advances to equity affiliates	8,506	8,353

Properties, plant and equipment -- net ("full cost")	1,228,226	1,112,002

Other assets	21,201	9,155
	$ 1,470,555	$ 1,243,094

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$ 376	$ 70,493
Accounts payable	50,636	48,409
Accrued derivative obligations	6,856	40,632
Accrued liabilities	50,331	52,656
Total current liabilities	108,199	212,190

Long-term debt	769,798	506,039

Deferred derivative obligations	1,379	4,631

Deferred asset retirement obligations	22,154	20,891

Deferred income taxes	130,258	115,728

Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized,
0 and 1 share issued and outstanding	-	-
Common stock, $0.01 par value, 100,000,000 shares authorized,
79,102,438 and 78,650,110 shares issued, respectively	791	787
Paid in capital in excess of par value	214,515	211,843
Treasury stock of 2,571,721 and 2,571,069 shares, respectively	(10,382)	(10,353)
Accumulated other comprehensive income (loss)	12,588	(12,382)
Retained earnings	221,255	193,720
Total stockholders' equity	438,767	383,615
	$ 1,470,555	$ 1,243,094

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

In thousands, except for per share data -- Unaudited

	For the Three Months Ended
	March 31,
	2006	2005 (1)
Revenues
Oil, gas and related product sales	$ 98,689	$ 54,840
Other revenue	961	409
Total revenues	99,650	55,249
Expenses
Oil and gas operations	21,410	16,975
Production and ad valorem taxes	4,173	2,679
Other operating costs	403	391
Depletion, depreciation and accretion	17,673	12,372
General and administrative	6,254	3,113
Total expenses	49,913	35,530

Income from equity affiliates	188	224

Operating income	49,925	19,943

Other income -- net	(350)	(86)
Interest expense	9,202	4,657

Income before income taxes	41,073	15,372
Income tax expense	13,538	4,618

Net income	$ 27,535	$ 10,754

Basic income per common share	$ 0.36	$ 0.14
Diluted income per common share	$ 0.34	$ 0.14

Basic weighted average shares outstanding	76,039	75,519
Diluted weighted average shares outstanding	82,808	82,041

(1) Share and per share amounts have been adjusted to reflect a three-for-two stock split effected in the form of a stock dividend in June 2005. The split did not affect treasury shares.

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands -- Unaudited

	For the Three Months Ended
	March 31,
	2006	2005
Operating activities:
Net income	$ 27,535	$ 10,754
Charges and credits to net income not affecting cash
Depletion, depreciation and accretion	17,673	12,372
Deferred income taxes	13,400	4,482
Non-cash compensation	1,246	80
Amortization of deferred loan costs	735	344
Income from equity affiliates	(188)	(224)
Non-cash (gain) loss from hedging activities	18	(212)
Other non-cash items	62	(13)
Changes in assets and liabilities
Accounts receivable	8,468	(3,256)
Current and other assets	(11,278)	(1,434)
Accounts payable	3,262	391
Accrued and other liabilities	2,406	(1,102)
Net cash provided by operating activities	63,339	22,182

Investing activities:
Purchases of property, plant and equipment	(139,955)	(60,322)
Return of investment in equity affiliates	250	-
Proceeds from sale of properties & equipment	341	1,107
Net cash used for investing activities	(139,364)	(59,215)

Financing activities:
Issuance of debt	392,182	27,761
Repayments of debt	(198,082)	(78)
Proceeds from exercise of stock options	1,430	-
Purchase of treasury stock	(29)	(18)
Debt issuance costs	(8,283)	1,132
Net cash provided by financing activities	187,218	28,797

Effect of exchange rates on cash	246	(352)

Net increase (decrease) in cash and equivalents	111,439	(8,588)

Cash and cash equivalents at beginning of period	14,318	15,947

Cash and cash equivalents at end of period	$ 125,757	$ 7,359